UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2013

ARC Group Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah

(State or other jurisdiction of incorporation)

000-18122 (Commission File Number)	87-0454148 (IRS Employer Identification No.)

810 Flightline Blvd. Deland, FL	32724
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   386-736-4890

N/A

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 0240.13e-4(c))

Item 3.01: Notice of Failure to Satisfy a Continued Listing Rule or Standard

ARC Group Worldwide, Inc. (the “Company”) has received a notification letter, dated September 9, 2013 (the “Notification Letter”), from the Listing Qualifications Department of the Nasdaq Stock Market indicating that the Company did not satisfy the shareholder approval requirement of Nasdaq Listing Rule 5635(c) in connection with the issuance of 145,456 shares of the Company’s common stock to the Company’s new Chief Executive Officer as inducement for him to accept re-employment by the Company (the “Equity Grant”). Nasdaq has granted the Company until November 25, 2013 to remediate the deficiency by obtaining shareholder approval of the Equity Grant. The Notification Letter was issued following the Company’s reliance on an exception from shareholder approval which the Nasdaq staff subsequently advised the Company is subject to interpretation which pre-empts the availability of such exception. On the basis of endorsement given prior to the Equity Grant by Brean Murray Carret Group, Inc. (“Brean”), the controlling shareholder of approximately 64% of the issued and outstanding shares of Company common stock, and Brean’s subsequent written undertaking of support for ratification and approval of the Equity Grant, the Company fully anticipates obtaining formal approval of the Equity Grant at the annual meeting of shareholders to be held on November 19, 2013. The Company therefore expects to timely remediate the deficiency. The Company does not expect any interruption of the listing and ordinary course trading of its common stock on the Nasdaq Stock Market at any time during the foreseeable future.

On August 19, 2013, the Board of Directors made the Equity Grant of 145,456 shares to Mr. Young in connection with his re-appointment as Chief Executive Officer of the Company.  Mr. Young had previously served as Chief Executive Officer of the Company but had resigned on August 16, 2011.  Mr. Young was re-appointed as Chief Executive Officer of the Company on August 7, 2013.  The Equity Grant was negotiated with Mr. Young following his period of non-employment as inducement for him to accept re-employment by the Company.  The Equity Grant was endorsed by Brean prior to issuance and unanimously approved by the Company's compensation committee on August 19, 2013. The Company’s compensation committee consists of all of the Company's Independent Directors.

The Company made the Equity Grant in reliance upon Nasdaq Rule 5635(c)(4) which provides an exception from shareholder approval for issuances following a bona fide period of non-employment as an inducement material to the individual's entering into re-employment with the Company, provided such issuances are approved by either the Company's independent compensation committee or a majority of the Company's Independent Directors. Notwithstanding the exception provided by Rule 5635(c)(4) and Mr. Young’s bona fide period of non-employment prior to the Equity Grant, which was authorized as inducement for his re-employment, Nasdaq subsequently advised the Company that reliance on the exception was not available because Mr. Young was serving as a director of the Company at the date of grant, which pursuant to Nasdaq’s interpretation pre-empts availability of the Rule 5635(c)(4) exception to the Company.

Upon being advised by Nasdaq, the Company promptly took corrective action by entering into a lock-up agreement which suspends the Equity Grant to Mr. Young pending a shareholder vote to approve the Equity Grant. The Company also obtained a support letter from Brean, the controlling shareholder of approximately 64% of the issued and outstanding shares of Company Common Stock, indicating that Brean will vote its shares in favor of ratification of the Equity Grant, thereby assuring the outcome of the vote of shareholders with respect to approval of the Equity Grant.

The Notification Letter states that based on the Nasdaq staff’s review of the information provided, and pursuant to Listing Rule 5810(c)(2), the Nasdaq staff has determined to grant the Company an extension of time, until November 25, 2013, to regain compliance with Rule 5635 by seeking and receiving shareholder approval for the Equity Grant and notifying the Nasdaq staff of such action in writing. In the event the Company does not satisfy these terms, the Nasdaq staff may provide written notification that the Company’s securities will be delisted. The Company will seek shareholder approval for the Equity Grant at the Annual Meeting of Shareholders to be held prior to the lapse of the compliance remediation period. In reliance on the letter of support from Brean and the assurance thereby of the outcome of shareholder approval of the Equity Grant, the Company anticipates fully resolving the deficiency in a timely manner. The Company does not expect that any aspects of remediating the Equity Grant matter will adversely affect the continued listing and ordinary course trading of the Company’s common stock on the Nasdaq Stock Market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC Group Worldwide, Inc.

Date: September 13, 2013	By:	/s/ Jason T. Young
Name: Jason T. Young
Title: President and Chief Executive Officer